Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: BURROW MINING, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Article Four shall read: "The Corporation shall have authority to issue Two Hundred Ten Million Shares (210,000,000) of capital stock of which stock Two Hundred Million (200,000,000) shares, $.001 par value, shall be common stock and of which Ten Million (10,000,000) shares of $.001 par value shall be preferred stock. Further, the board of directors of this Corporation, by resolution only, may cause the Corporation to issue one or more classes or series of preferred stock and to fix the number of shares constituting any classes or series. Further, the classes or series may have such voting powers, (full, limited, extra, or none), such preferences, relative rights, and qualifications, limitations or restrictions as stated in the resolutions adopted by the board of directors."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 67%

4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.